Exhibit 10.5

STOCK PURCHASE AGREEMENT

AGREEMENT, dated as of October 4, 2013, between UNILENS VISION INC., a Delaware corporation (“Buyer”), and BAKER STREET CAPITAL L.P., a Delaware limited partnership (“Seller”).

W I T N E S S E T H

WHEREAS, Seller owns 618,522 shares of the Common Stock, par value $0.01 per share of Buyer (the “Shares”);

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell to Buyer, the Shares;

WHEREAS, simultaneously herewith, Vadim Perelman, a member of the Board of Directors of Buyer, is delivering a resignation letter to the Buyer in the form of Schedule A;

WHEREAS, the Board of Directors of Buyer has received an opinion of an independent investment banking firm selected by it confirming that the Purchase Price (as defined below) is fair from a financial point of view to the stockholders of Buyer other than Seller;

WHEREAS, the Board of Directors of Buyer, with Vadim Perelman not participating in its deliberations or voting, has approved the transactions contemplated by this Agreement; and

WHEREAS, Buyer has received from the TSX Venture Exchange confirmation that Buyer’s shares of Common Stock have been de-listed from trading on such exchange;

NOW, THEREFORE, the parties agree as follows:

1.         Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Shares for an aggregate purchase price of $3,074,054.00 (the “Purchase Price”), or $4.97 per Share.

2.         Closing.  The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 45 Rockefeller Plaza, New York, New York 10111 and shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement and the satisfaction of the obligations of the parties under this Section 2.  At the Closing, Seller shall deliver to Buyer all stock certificates evidencing the Shares and one or more stock powers or other instruments of transfer reasonably acceptable to Buyer and duly executed by Seller in blank, against Buyer’s full payment of the Purchase Price by certified or official bank check payable to the order of Seller or by wire transfer in immediately available funds to the account designated by Seller in Schedule B.  At the Closing, Seller shall deliver to Buyer good and marketable title to the Shares, free and clear of all mortgages, pledges, liens, claims, charges, demands, rights, restrictions, security interests or encumbrances of any kind whatsoever, other than any created by Buyer and any imposed under the federal and any applicable state securities laws.

3.         Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

3.1       Due Organization and Qualification.  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and Baker Street Capital Management, LLC, the general partner of Seller (“Management”), is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Seller and Management each have full limited partnership or full limited liability company, as the case may be, power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted.

3.2       Authority; Due Authorization.  Seller has the requisite power and authority to execute and delivery, and has taken all limited partnership action necessary for the execution and delivery of, this Agreement and for the consummation of the transactions contemplated hereby.  Management has the requisite power and authority to execute and deliver on behalf of Seller, and has taken all limited liability company action necessary for the execution and delivery on behalf of Seller of, this Agreement, and for the consummation of the transactions contemplated hereby by Seller.

3.3       Valid Obligation.  This Agreement constitutes Seller’s valid and binding obligation, enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

3.4       No Conflicts or Defaults.  The execution and delivery of this Agreement by and on behalf of Seller, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the Certificate of Limited Partnership or limited partnership agreement or other governing documents of Seller or the Certificate of Formation or limited liability company operating agreement or other governing documents of Management or (b) with or without the giving of notice or the passage of time, (i) materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, instrument or arrangement to which Seller or Management is a party or by which it is bound, or any judgment, award, injunction, order, decree, law, rule, regulation, or other restriction to which Seller or Management is subject, and which, in either case, has any effect or relationship with respect to the Shares or the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) result in the creation, imposition or enforcement of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest on, or with respect to, the Shares.

3.5       Authorizations.  No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement by Seller or Management.

3.6       The Shares.  Seller is the sole record and beneficial owner of the Shares (without regard to the beneficial ownership attribution principles of Rule 13d-3 under the Securities Exchange Act of 1934), free and clear of any mortgage, pledge, lien, claim, charge, demand, right, restriction, security interest or other encumbrance created by or in respect of Seller.  At the Closing, Seller’s transfer, assignment and delivery of the Shares to Buyer against Buyer’s payment of the Purchase Price shall transfer all of Seller’s right, title and interest in and to all of the Shares and good and marketable title to all of the Shares, free and clear of all mortgages, pledges, liens, claims, charges, demands, rights, restrictions, security interests or encumbrances of any kind whatsoever, other than any created by Buyer and any imposed under the federal and any applicable state securities laws.  The Shares include all stock and securities of Buyer owned by Seller or with respect to which Seller has any short position, option, warrant or right of any kind.

3.7       Disclosure Matters.  Seller acknowledges that Buyer may possess material, non-public information concerning Buyer, its business, affairs, results of operations, financial condition, business plans, financial projections and appraisals, Buyer may not have disclosed such information to Seller, such information may not be known to Seller and, if some or all of such information were known to Seller, it might have a material effect on Seller’s willingness to enter into this Agreement on the terms set forth herein.  Seller agrees and acknowledges that Buyer may be restricted from disclosing any such information to Seller under applicable securities laws and that Buyer has no obligation to disclose any such information to Seller in connection with the transactions contemplated under this Agreement.  Seller is not relying on the disclosure or non-disclosure made or not made by Buyer with respect to Buyer and the current or future value of the Shares and Seller agrees that Buyer and its officers, directors, employees, representatives and stockholders and their respective successors and assigns shall have no liability, and waives and releases any claim of any nature whatsoever that Seller may have or acquire against any of them, relating to the transactions contemplated under this Agreement, whether arising under the federal or any applicable state securities laws or otherwise, based on Buyer’s knowledge, possession or non-disclosure of any such information.

3.8       Status.  Seller, through Management, is a sophisticated institutional investor and an accredited investor (as defined in Regulation D under the Securities Act of 1933), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the transactions contemplated under this Agreement.

3.9       Litigation.  There are no claims, suits, actions, litigation, investigations or other legal proceedings (“Proceedings”) pending or, to the best knowledge of Seller, threatened, against Seller, that, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or that would challenge the validity or propriety of the transactions contemplated in this Agreement.  There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Seller or the Shares.

3.10     No Reliance.  In entering this Agreement, Seller has relied on no information, representations or warranties provided or made by any party other than the representations and warranties of Buyer set forth in this Agreement.

3.11     Miscellaneous.  All representations and warranties of Seller set forth in this Agreement are true and complete in all material respects and no such representation, warranty or information contains any untrue statement of a material fact or, to the best knowledge of Seller, omits to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is made, not false or misleading.  Any disclosure made pursuant to any of the representations and warranties in this Section 6 shall be deemed to have been made for purposes of any other such representation and warranty.

4.         Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

4.1       Due Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted.

4.2       Authority; Due Authorization. Buyer has the requisite power and authority to execute and deliver, and has taken all corporate action necessary for the execution and delivery of, this Agreement and for the consummation of the transactions contemplated hereby.

4.3       Valid Obligation.  This Agreement constitutes Buyer’s valid and binding obligations, enforceable in accordance with their respective terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

4.4       No Conflicts or Defaults.  The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of Buyer or (b) with or without the giving of notice or the passage of time, materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, instrument, permit or license to which Buyer is a party or by which it is bound, or any judgment, award, injunction, order, decree, law, rule, regulation, or other restriction to which Buyer is subject.

4.5       Authorizations.  No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement.

4.6       Disclosure Matters.  Buyer acknowledges that Seller may possess material, non-public information concerning Buyer, its business, affairs, results of operations, financial condition, business plans, financial projections and appraisals, Seller may not have disclosed such information to Buyer, such information may not be known to Buyer and, if some or all of such information were known to Buyer, it might have a material effect on Buyer’s willingness to enter into this Agreement on the terms set forth herein.  Buyer agrees and acknowledges that Seller may be restricted from disclosing any such information to Buyer under applicable securities laws and that Seller has no obligation to disclose any such information to Buyer in connection with the transactions contemplated under this Agreement.  Buyer is not relying on the disclosure or non-disclosure made or not made by Seller with respect to Buyer and the current or future value of the Shares and Buyer agrees that Seller and its officers, directors, employees, representatives and stockholders and their respective successors and assigns shall have no liability, and waives and releases any claim of any nature whatsoever that Buyer may have or acquire against any of them, relating to the transactions contemplated under this Agreement, whether arising under the federal or any applicable state securities laws or otherwise, based on Seller’s knowledge, possession or non-disclosure of any such information.

4.7       Exchange Act Reports.  Buyer’s (i) Annual Report on Form 10-K for the fiscal year ended June 30, 2012, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2012, December 31, 2012 and March 31, 2013, and (iii) proxy statement for the Company’s 2012 Annual Meeting of Stockholders, each as of its date and taken as a whole, and as of the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.8       Litigation.  There are no Proceedings pending or, to the best knowledge of Buyer, threatened, against Buyer, that, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or that would challenge the validity or propriety of the transactions contemplated in any thereof.  There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Buyer.

4.9       No Reliance.  In entering this Agreement, Buyer has relied on no information, representations or warranties provided or made by any party other than the representations and warranties of Seller set forth in this Agreement.

4.10     Miscellaneous.  All representations and warranties of Buyer set forth in this Agreement are true and complete in all material respects and no such representation, warranty or information contains any untrue statement of a material fact or, to the best knowledge of Buyer, omits to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is made, not false or misleading.  Any disclosure made pursuant to any of the representations and warranties in this Section 7 shall be deemed to have been made for purposes of any other such representation and warranty.

5.         Survival of Representations and Warranties.  The representations and warranties set forth in this Agreement shall survive the date hereof and, notwithstanding the closing of the transactions contemplated herein, and notwithstanding any investigations made by or on behalf of any of the parties, shall continue in full force and effect for a period of one year from the date of this Agreement.

6.         Additional Agreements.

6.1       Stand-Still Provisions.  In consideration of, among other things, the time and effort expended and to be expended by Buyer in considering and executing the transaction contemplated by this Agreement and obtaining and executing the loan transaction contemplated by the Commitment Letter, Seller agrees that for a period beginning on the date of this Agreement and expiring on the second anniversary of the Closing, none of Seller, Management nor any of their respective affiliates shall, directly or indirectly, (i) acquire, propose, seek, offer or agree to acquire or facilitate the acquisition or beneficial ownership of, any securities or assets of Buyer or any of its subsidiaries, any warrant, option or other right to purchase any such securities or assets, or any securities convertible into any such securities, (ii) make, enter, propose, seek, offer or agree to enter or facilitate any tender offer, merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Buyer or any of its subsidiaries, (iii) make, or in any participate or engage in, any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Buyer, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Buyer, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of Buyer, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or policies of Buyer, (vii) disclose any intention, plan or arrangement prohibited by or inconsistent with the foregoing or (viii) or advise, assist or encourage any third party in connection with any of the foregoing.

6.2       Further Assurances.  Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable for the discharge by each party of its respective obligations under this Agreement, including its obligations under applicable laws, in each case including the execution and delivery of such documents as the other party may reasonably require.  Each of the parties, where appropriate, shall reasonably cooperate with the other party in taking such actions.

7.         Indemnification.

7.1       Obligations of Seller.  Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and stockholders and their respective successors and assigns from and against any Damages (as defined in Section 7.3) in connection with any breach of any representation, warranty or agreement of Seller contained in this Agreement or in any certificate or instrument delivered by it in connection with this Agreement or any claim, action, suit or proceeding asserted or instituted on the basis of any such breach; provided, however, that, (i) no payment hereunder shall be required to be made by Seller unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $100,000 and (ii) the liability of Seller under this Section 7.1 shall in no event exceed in the aggregate an amount equal to the Purchase Price.

7.2       Obligations of Buyer.  Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, agents, general and limited partners and their respective successors and assigns from and against any Damages in connection with any breach of any representation, warranty or agreement of Buyer contained in this Agreement or in any certificate or instrument delivered by it in connection with this Agreement or any claim, action, suit or proceeding asserted or instituted on the basis of any such breach; provided, however, that, (i) no payment hereunder shall be required to be made by Buyer unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $100,000 and (ii) the liability of Buyer under this Section 7.2 shall in no event exceed in the aggregate an amount equal to the Purchase Price.

7.3       Damages.  For purposes of this Section 10, “Damages” means any loss, liability, damage or expense suffered or incurred by a party in connection with the matters described in Sections 7.1 or 7.2, as the case may be, including, without limitation, assessments, fines, penalties, judgments, settlements, costs, reasonable attorneys’ fees and disbursements and other reasonable out of pocket expenses of the party incident to any matter as to which the party is entitled to indemnification under such Sections, including, without limitation, any allegation or claim which, if true, would give rise to Damages subject to indemnification hereunder.

7.4       Proceedings.  A party seeking indemnification pursuant to this Section 7 (the “Indemnified Party”) shall give the party from which indemnification is sought (the “Indemnifying Party”) prompt notice of any claim, allegation, action, suit or proceeding which it believes might give rise to indemnification under this Section 7, stating the nature and extent of any such claim, allegation, suit or proceeding with reasonable specificity, and the amount thereof, if known.  Any failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.  The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, to control, the defense of any such claim, allegation, action, suit or proceeding, at the Indemnifying Party’s expense, and with counsel of its own choosing reasonably acceptable to the Indemnified Party; provided, however, that if Buyer is the Indemnified Party, it shall have the right to withhold such consent and to retain control of such defense in the case of any claim, action, suit or proceeding with respect to which an adverse outcome could have a material adverse effect on Buyer, with the expense of any counsel retained by Buyer in any such instance to be at Buyer’s expense.  No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld or delayed by either of them.

7.5       Limitations on Indemnification.  No right to indemnification may be asserted under this Section 7 after the first anniversary of the date of this Agreement, except any such rights to indemnification arising in connection with any claim as to which the notice required by Section 7.4 has been given on or prior to the first anniversary of the date hereof.

8.         Miscellaneous.

8.1       Entire Agreement; Amendments; No Waivers.  This Agreement, together with the Schedules, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter.  No provision of this Agreement may be waived or modified, in whole or in part, except in writing signed by each of the parties.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

8.2       Communications.  All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by FEDEX or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile or e mail (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address, facsimile number or e mail address for such party set forth below, or to such other address, facsimile number or e mail address as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address, facsimile number or e mail address shall be effective only on receipt.

If to Buyer: Unilens Vision Inc. 10431 72nd Street North, Largo, Florida 33777-1511 Attn.: Mr. Michael J. Pecora, CEO Fax No.: michael.pecora@unilens.com	with a copy to: Laurence S. Markowitz, Esq. Baker & Hostetler LLP 45 Rockefeller Plaza New York, New York 10111 Fax No.: (212) 589-4291 lmarkowitz@bakerlaw.com

If to Seller:

Baker Street Capital L.P.

Baker Street Capital Management, LLC

12400 Wilshire Boulevard, Suite 940

Los Angeles, California 90025

Attn.:  Mr. Vadim Perelman

Fax No.:  (310) 733-5695

E mail: vadim@bakerstreetcapital.com

with a copy to: Steve Wolosky, Esq. Olshan Frome Wolosky LLP 65 East 55th Street, Park Avenue Tower New York, New York 10022 Fax No.: (212) 451-2333 E mail: swolosky@olshanlaw.com

8.3       Successors and Assigns.  This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns (whether by merger, consolidation, acquisition or otherwise), and nothing herein is intended to confer any right, remedy or benefit upon any other person.  Neither party may assign its rights or delegate its obligations under this Agreement without the written consent of the other party.

8.4       Expenses.  Each of the parties shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party’s obligations hereunder, whether or not the transactions contemplated in this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such party, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses.

8.5       Brokers and Finders.  Each party represents to the others that no agent, broker, investment banker, financial advisor or other person or entity is or shall be entitled to any broker’s or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement.  Each party shall indemnify and hold harmless the others from and against any claim, liability or obligation with respect to any fees, commissions or expenses asserted by any person or entity on the basis of any act or statement alleged to have been committed or made by such indemnifying party or any of its affiliates.

8.6       Public Announcements.  No oral or written public announcement or disclosure with respect to this Agreement and the transactions contemplated herein shall be made at any time by or on behalf of either party without the prior approval of the other party, except (i) to the extent required by applicable securities laws or the rules and regulations of any stock exchange, by court order or as otherwise required by law; provided, however, that Buyer may disclose information about this Agreement and such transactions if it deems it appropriate to do so in its reasonable judgment in light of its status as a publicly-owned company, including to securities analysts and institutional investors and in press interviews.  In the event that a party is required by law to issue a press release or make a public statement, it will notify the other parties of the contents in advance.

8.7       Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.  The parties irrevocably submit and consent to the exclusive jurisdiction and venue of the federal and state courts located in the State of Florida, County of Pinellas, in any action brought to enforce, or otherwise relating to, this Agreement.

8.8       Severability and Savings Clause.  If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

8.9       Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer on or give to any party, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

8.10     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11     Construction.  Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.  References to Sections and Schedules are to the sections and schedules of this Agreement.  As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

UNILENS VISION INC.

By:/s/ Michael J. Pecora____________

       Michael J. Pecora

       President and Chief Executive Officer

BAKER STREET CAPITAL L.P.

By:  Baker Street Capital Management,

 its General Partner

By:/s/ Vadim Perelman_____________

        Vadim Perelman

        Managing Member

SCHEDULE A

FORM OF DIRECTOR RESIGNATION

SCHEDULE B

WIRE TRANSFER INSTRUCTIONS